Exhibit 99.1

On August 9, 2010, Graham Packaging Acquisition Corp. (“Acquisition Corp.”), a Delaware corporation and a subsidiary of Graham Packaging Holdings Company, entered into a Stock and Unit Purchase Agreement (the “Purchase Agreement”) with (a) Liquid Container L.P., a Delaware limited partnership (“Liquid Container”), (b) each of Liquid Container’s limited partners (the “Liquid Container Limited Partners”) and (c) each of the stockholders (the “Stockholders” and, together with the Liquid Container Limited Partners, the “Sellers”) of (i) Liquid Container Inc. (the “Liquid Container Managing General Partner”), a Delaware corporation, (ii) CPG-L Holdings, Inc. (“CPG”), a Delaware corporation, and (iii) WCK-L Holdings, Inc. (“WCK” and, together with the Liquid Container Managing General Partner and CPG, the “Liquid Container General Partners”), a Delaware corporation. Liquid Container and the Liquid Container General Partners are collectively referred to as the “Liquid Container Entities.” Pursuant to the Purchase Agreement, Acquisition Corp., or its wholly owned subsidiaries and/or affiliates, will purchase all the shares from the Stockholders and all of the limited partnership units from the Liquid Container Limited Partners (collectively, the “Liquid Container Acquisition”). At the closing of the Liquid Container Acquisition (the “Closing Date”), Acquisition Corp. will pay for the shares and the units an aggregate amount of $568.0 million, plus cash on hand, minus certain indebtedness and subject to a potential net working capital adjustment. Part of the purchase price will be used to repay the outstanding indebtedness of the Liquid Container Entities. Consummation of the Liquid Container Acquisition is subject to several conditions, including obtaining certain consents and other customary closing conditions.

Unless the context otherwise requires, all references herein to the “Company,” “we,” “our” or “us” prior to the Liquid Container Acquisition refers to Graham Packaging Holdings Company (“Holdings”) and the entities that are its consolidated subsidiaries and, following the Liquid Container Acquisition and the other transactions described herein, refers to Holdings and the entities that are its consolidated subsidiaries (including the Liquid Container Entities and their subsidiaries).

OUR COMPANY

We are a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products. We operate in product categories where customers and end users value the technology and innovation that our custom plastic containers offer as an alternative to traditional packaging materials such as glass, metal and paperboard. We selectively pursue opportunities where we can leverage our technology portfolio to continue to drive the trend of conversion to plastic containers from other packaging materials. Our customers include leading multi-national and regional blue-chip consumer product companies that seek customized, sustainable plastic container solutions in diverse and stable end markets, such as the food and beverage and the household consumer products markets. We believe we are well-positioned to meet the evolving needs of our customers who often use our technology to differentiate their products with value-added design and performance characteristics such as smooth-wall panel-less bottles, unique pouring and dispensing features, multilayer bottles incorporating barrier technologies to extend shelf life, and ultra lightweight bottles with “hot-fill” capabilities that allow containers to be filled at high temperatures.

We believe we have the number one market share positions in North America for hot-fill juices, sports drinks/isotonics, yogurt drinks, liquid fabric care, dish detergents, hair care, skin care and certain other products. For the year ended December 31, 2009, approximately 90% of our net sales from continuing operations were realized in these product categories. We do not participate in markets where technology is not a differentiating factor, such as the carbonated soft drink or bottled water markets.

Our value-added products are supported by more than 1,000 issued or pending patents. We strive to provide the highest quality products and services to our customers, while remaining focused on operational excellence and continuous improvement. These priorities help to reduce our customers’ costs, while also maximizing our financial performance and cash flow. As of June 30, 2010, we had a network of 82 manufacturing facilities (and have since acquired a manufacturing facility in Guanzhou, China) through which we supply our customers. Approximately one-third of these 82 manufacturing facilities are located on site at our customers’ plants. The vast majority of our sales are made pursuant to long-term customer contracts that include the pass-through of the cost of plastic resin, as well as mechanisms for the pass-through of certain other manufacturing costs.

Collectively, our product portfolio, technologies, end markets and operations all contribute to our industry-leading margins and strong cash flow.

For the twelve months ended June 30, 2010, on a pro forma basis giving effect to the Liquid Container Acquisition, we generated net sales of approximately $2,733.4 million and covenant compliance EBITDA of approximately $574.8 million.

See “Summary Unaudited Pro Forma Condensed Consolidated Financial Data” for a definition of covenant compliance EBITDA and a reconciliation of pro forma loss from continuing operations to covenant compliance EBITDA.

On August 9, 2010, we announced our entry into an agreement to acquire the Liquid Container Entities, which we view as strategically important to us. Liquid Container is a custom blow molded plastic container manufacturer based in West Chicago, Illinois, that primarily services food and household product categories. In the food category, Liquid Container produces packaging for peanut butter, mayonnaise, coffee, creamer, cooking oil, nuts, instant drink mixes, and other food items. The household category consists of containers for bleach, laundry detergent, spray cleaners, automotive cleaning products, drain cleaners, and other consumer-based household products. Liquid Container utilizes high density polyethylene (“HDPE”), polyethylene teraphthalate (“PET”), and polypropylene resins to manufacture their containers. Liquid Container employs approximately 1,000 employees in its 14 non-union plants located across the United States. Seven of the plants are “near sites,” operating within a few miles of their customers’ production facilities.

Our Markets

We supply plastic containers to a significant number of end markets and geographies. Our products provide differentiated packaging for consumer products that help address basic needs such as nutrition, hygiene and home care. The end markets we supply are generally characterized by stable, long-term demand trends that are relatively insulated from economic cycles.

In our food and beverage product category, which represented 61.0% of our net sales from continuing operations for the year ended December 31, 2009, we produce containers for a broad array of end markets that have accepted plastic as the preferred packaging material, such as the markets for juices and juice drinks, yogurt drinks, teas, sports drinks/isotonics and vitamin enhanced waters, as well as snacks, liquor, toppings, jellies and jams. Based on our knowledge and experience in the industry, our focus on markets which are likely to convert to plastic and the technology and innovation we bring to our customers and our current market position, we believe we are strategically positioned to benefit from the considerable market opportunity that remains in categories yet to convert, or that are in the early stages of conversion, to plastic containers, including beer, sauces, salsas and nutritional products.

In addition, we supply the household, personal care/specialty and automotive lubricants product categories, which represented 18.6%, 7.6% and 12.8%, respectively, of our net sales from continuing operations for the year ended December 31, 2009. We produce containers for liquid fabric care, dish care, hard-surface cleaners, hair care, skin care and oral care products, as well as automotive lubricants.

For the year ended December 31, 2009, we generated approximately 86% of our net sales from continuing operations in North America. We have a meaningful international presence, and we expect to continue to grow alongside our multi-national customers as they expand into new geographies. We are well-positioned through our existing international locations, customer partnerships and joint ventures to take advantage of emerging demand trends in markets such as Latin America, Eastern Europe, India and the rest of Asia. These markets offer compelling opportunities for our custom plastic containers due to changing consumption patterns, increasing penetration rates of packaged goods and emerging consumer bases.

Our Strengths

Global Leader in the Value-Added Plastic Packaging Market.    We believe we are one of the few companies that can provide value-added custom plastic containers on a global scale, manufactured from a variety of resins. For the year ended December 31, 2009, approximately 90% of our net sales from continuing operations were realized in our custom product categories. We have deliberately focused our technologies and assets on key custom markets that tend to support higher global growth and margins. We believe we have the leading domestic market position for custom plastic containers for juice, beer, yogurt drinks, frozen concentrate and pasta sauce and the leading position in Europe for custom plastic containers for yogurt drinks. In addition, we have grown internationally alongside our multi-national consumer product customers. Our proven business model positions us to benefit from the continued growth of our existing consumer product customers in international markets where we anticipate significant demand for plastic containers.

Strategically Positioned to Benefit from Secular Trends in Packaging.    We believe we are a leader in the conversion to plastic containers for many major product categories such as shelf-stable, chilled and frozen concentrate juices, beer, food products, energy drinks and ready-to-drink teas. The conversion to plastic containers from other packaging materials has been accelerated by technological advancements, changing consumer preferences and an increased focus on lightweight, sustainable packaging. The advantages of plastic containers, such as shatter resistance, reduced shipping weight, ease of opening and dispensing and resealability, have established plastic as the packaging material of choice on a global basis. We believe we are well positioned to use our technology to help drive the conversion in categories yet to convert, or that are in the early stages of conversion, to plastic containers.

Stable, Long-Term Customer Relationships.    We have enjoyed long-standing relationships with our largest and most important customers due to our technology, innovation, product quality and our ability to reduce our customers’ packaging costs. The majority of these customers are under long-term contracts and have been doing business with us, on average, for over 20 years. We believe we have helped establish the branding for many of our top customers, and in some cases, we are the sole source provider in multiple geographies. These efforts have led to awards from several of our major customers, including Heinz Supplier of the Year (2006, 2007, 2008 and 2009), 2008 Anheuser Busch Select Supplier, 2007 Dannon Supplier of the Year, 2005 Miller Beer Supplier of the Year and 2008 Abbott Supplier Excellence Award.

Superior Technology with Long History of Innovation.    We use technology and innovation to drive conversions, as well as to deliver solutions that meet our customers’ needs for new designs, product performance requirements, cost management and sustainability. We have demonstrated significant success in designing plastic containers that include customized features such as smooth-wall panel-less bottles, complex shapes, reduced weight, handles, grips, view stripes, pouring features and graphic-intensive customized labeling. Our products must often meet specialized performance and structural requirements, such as hot-fill capability, recycled material usage, oxygen and carbon dioxide barriers, flavor protection and multi-layering. Our strong design capabilities have been especially important to our customers, who generally use packaging to differentiate and add value to their brands, which enable them to spend less on promotion and advertising. We have filed over 1,000 patents over the past five years for our design and functional package innovations.

“On-Site” Model Provides Stability and Global Opportunities.    Approximately one third of our 82 manufacturing facilities are located “on-site” at our customers’ plants. Our on-site plants enable us to work closely with our customers, reducing working capital needs through just-in-time inventory management, generating significant savings opportunities through process re-engineering and eliminating freight and warehouse expenses. In many cases, our on-site operations are integrated with our customers’ manufacturing operations, so our products are delivered by direct conveyance to the customers’ filling lines. As our customers expand globally, our on-site model offers us opportunities to expand alongside our customers in attractive, high-growth markets, while minimizing our investment risk.

Leader in Sustainability.    We have emerged as a leader in sustainability initiatives within the packaging industry. We believe we are the only provider of 100% post-consumer resin (“PCR”) containers for food and juice applications. Our product design capabilities capitalize on the inherent benefits of plastic to produce lightweight bottles that help our customers reduce material usage, lower container weight, save freight costs and improve product-to-package ratios. Our on-site business model also helps eliminate unnecessary freight costs by providing a product source close to our customers, as well as helping to synchronize demand planning with our customers’ plants to further reduce inefficiency. We also provide PCR as a resin source alternative for our customers and produce PCR ourselves at our Graham Recycling Plant in York, Pennsylvania.

Focus on Operational Excellence.    We strive to provide the highest quality products to our customers, while continually eliminating inefficiency and reducing costs. We are committed to improve productivity and reduce non-value-added activities and costs in our production processes, purchasing activities, selling, general and administrative expenses, capital expenditures and working capital. For example, from January 1, 2006, through June 30, 2010, we closed or merged several plants that did not meet our internal performance criteria; we implemented information systems to analyze customer profitability and drove subsequent improvement actions and exited certain relationships; we centralized nearly all procurement activities; and we benchmarked and subsequently reduced selling, general and administrative expenses. We utilize our Graham Performance System, a bi-weekly performance management review of our continuous improvement process, where we measure performance and track progress on initiatives relating to safety, quality, productivity, capital expenditures, working capital and other actions leading to improved financial performance. Overall, we have a strong pipeline of specific cost reduction opportunities, which we intend to implement to optimize our cost structure.

Attractive, Stable Margins and Strong Cash Flow Generation.    Our strong profit margins, combined with our disciplined approach to capital expenditures, focus on higher margin business opportunities and stringent working capital management, enable us to generate strong and recurring cash flow. The stability of our margins is enhanced by the pass-through of the cost of resin to customers by means of corresponding changes in product pricing. For the twelve months ended June 30, 2010, we generated $207.6 million in cash flow from operations, which reduced our net debt (total outstanding indebtedness net of cash and cash equivalents) and enabled us to make strategic investments in our business. We also have, and will have following the Transactions (as defined below), a very strong liquidity position with $127.4 million of cash and cash equivalents as of June 30, 2010 on a pro forma basis and significant availability under our senior secured revolving credit facility. Additionally, the majority of our indebtedness, on a pro forma basis after giving effect to the Transactions, matures in 2014 and beyond. In addition, our cash taxes are minimized by net operating losses and other tax assets. We believe our strong financial position allows us to serve our customers effectively and pursue our strategic plan of stable and profitable growth while maximizing cash flow and reducing financial leverage.

Experienced Management Team with Meaningful Equity Incentives.    We have recruited a world-class management team that has successfully executed on transformational company initiatives over the past three years. Their achievements include: increasing our gross margin; decreasing our selling, general and administrative expenses; reducing our annual capital expenditures; generating improved cash flow; reducing our financial leverage; improving our return on capital employed; executing our sustainability initiatives; and expanding our business in high-growth markets, including India and China. Our senior managers are meaningfully invested in our performance, which gives them an ongoing stake in the creation of stockholder value.

Our Strategy

We intend to capitalize on our leadership positions in value-added custom plastic containers to increase our earnings before interest, taxes, depreciation and amortization (“EBITDA”) and cash flow in order to reduce our financial leverage. We seek to achieve this objective by pursuing the following strategies:

Manage our Business for Stable Growth and Strong Cash Flow Generation.    We primarily serve the food and beverage and the household consumer products markets, which tend to be relatively stable due to the underlying demand characteristics of these markets. We will continue to manage our business for growth that meets our disciplined financial performance criteria. We plan to continue to generate cash flow through EBITDA growth and disciplined capital expenditure and working capital management. Our stable growth and strong cash flow will allow us to reduce our financial leverage.

Leverage Our Technology Portfolio to Meet the Needs of Our Customers.    Most of our customers use packaging to differentiate their products in order to improve their profit margins and market share. We plan to build on our track record of delivering innovations that add value through differentiated shapes and features, and technologies that provide specialized performance and structural attributes. We will also continue to build on our long history of success in meeting the evolving sustainability needs of our customers including reduced raw material content (lightweighting) and increased use of recycled content.

Targeted Organic Growth in Attractive Markets Utilizing Our Proven Business Model.    We intend to drive conversions to plastic packaging in markets such as beer, sauces, salsas and nutritional products. These markets allow us to grow through the deployment of our proven technologies to new applications which can often result in new on-site opportunities. We will also seek opportunities in new markets, including high-growth emerging markets such as Latin America, Eastern Europe, India and the rest of Asia. These markets offer compelling opportunities for our custom plastic containers due to changing consumption patterns, increasing penetration rates of packaged goods and emerging consumer bases.

Continue to Focus on Operational Excellence.    Our goal is to be the highest quality, most cost-effective provider of value-added custom plastic containers in our markets. We believe we have established a track record of implementing operational improvements and building a lean operating and overhead structure. We intend to focus on further cost reductions through continuous improvement initiatives, leveraging our design and process technology and maintaining our rigorous operational management systems. We believe our focus on operational improvement will continue to drive customer quality, capital efficiency, cash flow and ultimately return on capital employed.

Supplement Organic Growth with Opportunistic and Accretive Strategic Investments.    In addition to our primary organic growth strategy, we plan to consider selective investments, joint ventures and strategic acquisitions to supplement our growth objectives. We intend to focus on disciplined and accretive investments that leverage our core strengths in custom plastic containers and enhance our current product, market, geography and customer strategies.

Liquid Container Acquisition Strategy

Liquid Container represents a strategically important acquisition for us as it expands our customer reach within our existing food and consumer products end markets while providing us with additional technological capabilities and an expansion of our geographical reach.

Customer Expansion within Existing End Markets.    The Liquid Container Acquisition will significantly increase the size and scope of our operations, particularly in the food category (which represents approximately 76% of Liquid Container’s unit sales volume) and provide us with considerable opportunities to convert new products to plastic containers. At the same time, we believe that the Liquid Container Acquisition will introduce us to new customers, particularly in the smaller-sized branded consumer products company space. Liquid Containers’ top five customers, who comprised approximately $186 million, or 52%, of their sales in 2009, purchased only $3 million from us, which is less than 1% of our 2009 net sales, providing us with the opportunity to cross-sell to each other’s customers.

Access to New Technologies.    Liquid Container has been a leader in custom blow molded plastic containers used in cold fill applications (peanut butter, mayonnaise, coffee, and creamer) as well as has new hot-fill technologies (ThermaSetTM), which complement ours, and we believe can help drive new conversions. Additionally, we believe that Liquid Container’s process and operational expertise, combined with ours, can create additional efficiencies across the combined manufacturing footprint.

Geographical Expansion.    Liquid Container’s 14 plants are located in the U.S. and bring us additional manufacturing capacity in regions where our business lacks a robust footprint. In particular, Liquid Container has two plants in California and three in the southern U.S., as well as some additional capacity on the East Coast, that can provide a base for future production. While Liquid Container has been focused solely on the U.S. market, their key customers do have multinational presence. We believe there is an opportunity to service those customers’ international operations with our existing footprint, especially in Latin America.

Similar Attractive Financial Profile.    Liquid Container has strong, long-term customer relationships, serving consumer staple markets in the food and household categories. Similar to us, Liquid Container uses technology and operational excellence to serve their customer base with innovation and cost effective packaging solutions. Liquid Container has resin pass through mechanisms in the majority of their contracts, helping to further stabilize margins from resin commodity price swings. Liquid Container’s strong profit margins and disciplined capital spending have lead to strong cash flow generation.

Opportunity for Cost Savings.    We believe the combined purchasing power can yield savings in freight, energy, outside services, leased equipment, and miscellaneous raw materials such as packaging, pallets, shrink wrap, and spare parts. We also believe we can gain operating efficiencies at Liquid Container’s facilities by implementing projects from our Graham Performance System continuous improvement process. These projects range from energy and air compression audits to outside warehousing, material handling efficiencies, and line speed improvements. Additionally, we believe we can eliminate overlapping corporate functions and expenses.

THE TRANSACTIONS

On August 9, 2010, Graham Packaging Acquisition Corp., a Delaware corporation and a subsidiary of the Operating Company, entered into the Purchase Agreement to purchase all of the issued and outstanding common stock of the Liquid Container General Partners and all of the limited partnership units of Liquid Container. At the closing of the Liquid Container Acquisition, Graham Packaging Acquisition Corp., or its wholly owned subsidiaries and/or affiliates, will purchase the issued and outstanding equity interests in the Liquid Container Entities for an aggregate purchase price of $568.0 million in cash, plus cash on hand, minus certain indebtedness and subject to a potential net working capital adjustment.

In connection with and at the time of the closing of the Liquid Container Acquisition, we intend to repay existing indebtedness of the Liquid Container Entities, including accrued interest, then outstanding. In connection with and at the time of the closing of the Liquid Container Acquisition, we also intend to refinance a portion of the term loans outstanding under our senior secured credit agreement (the “Refinancing”). Consummation of the Liquid Container Acquisition and the Refinancing are subject to certain conditions, including obtaining certain consents and other customary closing conditions.

The estimated sources and uses of the funds for the Transactions (as defined below), assuming the Transactions had closed on June 30, 2010, are shown in the table below. Actual amounts may vary from estimated amounts depending on several factors, including the Liquid Container Entities’ cash and working capital balances at the consummation of the Transactions, differences from the estimate of fees and expenses, the pricing of and any discounts on the new indebtedness and the actual closing date of the Transactions.

Sources		Uses
(In millions)
Existing cash	$9.4	Purchase of Liquid Container Entities(2)	$568.0
New Term Loan D(1)	906.3	Repayment of our existing Term Loan B(3)	565.1
Senior unsecured debt	250.0	Fees and expenses(4)	32.6

Total sources	$1,165.7	Total uses	$1,165.7

(1)	Upon the closing of the Liquid Container Acquisition, we will enter into a new $913.1 million aggregate principal amount term loan facility under our existing senior secured credit agreement, maturing six years from the closing date of the Transactions (“Term Loan D”). The table above assumes that the Term Loan D will be issued with a $6.8 million offering discount, which will be amortized and included as interest expense over the life of the term loan. Of the $906.3 million borrowed under the Term Loan D, $347.4 million will be used to finance the Liquid Container Acquisition and $558.9 million, plus existing cash, will be used to repay the amount outstanding under the Term Loan B of our senior secured credit agreement.

(2)	Represents the total consideration to be paid to holders of outstanding stock of the Liquid Container General Partners and holders of the limited partnership units of Liquid Container, including certain amounts due at closing under Liquid Container’s performance unit plan and the repayment of $193.7 million of the Liquid Container Entities’ outstanding debt and accrued interest. This amount does not give effect to any net working capital adjustments that would have been made had the Liquid Container Acquisition closed on June 30, 2010. Such adjustments may increase or decrease our pro forma cash on hand.

(3)	Represents the $563.1 million outstanding under our Term Loan B plus $2.0 million of accrued interest.

(4)	Represents estimated fees and expenses associated with the Transactions, including financing fees, bridge loan fees and other transaction costs. The table above assumes that the senior unsecured debt will be issued at par.

The Liquid Container Acquisition, the related borrowings under the Term Loan D, the issuance of senior unsecured debt, the repayment of the Liquid Container Entities’ existing indebtedness, the Refinancing and the payment of related fees and expenses are collectively referred to as the “Transactions.” For a more detailed description of the sources and uses for the Transactions, see “Unaudited Pro Forma Condensed Consolidated Financial Information.”

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following table sets forth summary unaudited pro forma condensed consolidated financial data. The summary unaudited pro forma statements of operations data and other financial data for the year ended December 31, 2009 and the six-month periods ended June 30, 2009 and June 30, 2010 give effect to the Transactions as if they had occurred on January 1, 2009, and the summary unaudited pro forma condensed consolidated balance sheet data give effect to the Transactions as if they had occurred on June 30, 2010.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the relevant transactions had occurred at any date, and such data do not purport to project our financial position as of any date or our future results of operations for any future period.

We derived the summary unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2010, by adding the summary unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 to the summary unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2010 and subtracting the summary unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2009. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying these summary unaudited pro forma condensed consolidated financial data.

	Pro Forma Year Ended December 31, 2009	Pro Forma Six Months Ended June 30, 2009	Pro Forma Six Months Ended June 30, 2010	Pro Forma Twelve Months Ended June 30, 2010
	(In millions)
Statement of Operations Data
Net sales	$2,626.5	$1,322.5	$1,429.3	$2,733.4
Cost of goods sold	2,162.1	1,083.6	1,182.5	2,261.0

Gross profit	464.4	238.9	246.8	472.4
Selling, general and administrative expenses	143.8	68.1	106.4	182.1
Asset impairment charges	41.8	8.0	2.8	36.6
Net loss on disposal of property, plant and equipment	6.5	2.3	1.0	5.2

Operating income	272.3	160.5	136.6	248.5
Interest expense	229.8	103.4	114.4	240.7
Interest income	(1.1)	(0.5)	(0.3)	(0.9)
Net loss (gain) on debt extinguishment	8.7	(0.8)	2.7	12.2
Other (income) expense, net	(1.6)	(1.5)	3.1	3.1

Income (loss) before income taxes	36.5	59.9	16.7	(6.6)
Income tax provision	21.3	9.1	5.1	17.4

Income (loss) from continuing operations	$15.2	$50.8	$11.6	$(24.0)

	Pro Forma Twelve Months Ended June 30, 2010
	(Dollars in millions)
Other Financial Data:
Capital expenditures (excluding acquisitions)(1)	$172.7
Depreciation and amortization(2)	194.9
Cash interest expense, net(3)	234.7
Covenant compliance EBITDA(4)	574.8
Ratio of covenant compliance EBITDA to cash interest expense, net	2.4	x
Ratio of senior secured net debt to covenant compliance EBITDA	3.2	x
Ratio of total net debt to covenant compliance EBITDA	4.8	x

Balance Sheet Data (at period end):
Cash and cash equivalents	$127.4
Working capital(5)	155.3
Total assets	2,738.3
Senior secured net debt(6)	1,853.4
Total net debt(7)	2,731.8
Total debt	2,834.0
Total partners’ capital (deficit)	(586.2)

(1)	Reflects capital expenditures for the twelve months ended June 30, 2010 of $150.1 million for Holdings and $22.6 million for the Liquid Container Entities.

(2)	Excludes depreciation and amortization from discontinued operations, asset impairment charges and amortization of debt issuance fees, which is included in interest expense.

(3)	Cash interest expense is equal to interest expense (including amounts capitalized), less interest income, amortization of deferred financing fees, amortization of discounts related to Holdings’ May 2009 debt modification, the existing senior notes and the Term Loan D, amounts reclassified from accumulated other comprehensive income (loss) and amounts to account for the change in fair value from the date Holdings discontinued hedge accounting for interest rate swap and collar agreements.

(4)	The senior secured credit agreement and the indentures governing the existing notes contain a number of significant covenants. We believe that these covenants are material terms of these agreements and that information about the covenants is material to an investor’s understanding of our financial condition and liquidity. Covenant compliance EBITDA (as defined below) is used to determine our compliance with certain of these covenants.

We define covenant compliance EBITDA as EBITDA (i.e., earnings from continuing operations before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the senior secured credit agreement and the indentures, as shown in the table below. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. We believe that the inclusion of covenant compliance EBITDA is appropriate to provide additional information to investors about the calculation of certain financial covenants in the senior secured credit agreement and the indentures. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

Our pro forma covenant compliance EBITDA should not be taken as representative of our future combined results of operations or financial position. For example, we may not be able to achieve the estimated future cost savings expected to be realized as a result of the Liquid Container Acquisition or other future acquisitions. Failure to achieve such estimated future cost savings could have an adverse effect on our financial condition and results of operations.

A reconciliation of loss from continuing operations to covenant compliance EBITDA on a pro forma basis is as follows:

Pro Forma Twelve Months Ended June 30, 2010(a)
(In millions)
Loss from continuing operations	$(24.0)
Interest expense	240.7
Interest income	(0.9)
Income tax provision	17.4
Depreciation and amortization(b)	194.9

EBITDA	428.1

Asset impairment charges — Holdings	36.6
Fees paid pursuant to monitoring agreements — Holdings(c)	3.4
Other non-cash charges — Holdings(d)	6.3
Net loss on debt extinguishment — Holdings	12.2
Contract termination fee and IPO-related expenses — Holdings(e)	39.6
Venezuelan hyper-inflationary accounting — Holdings	2.5
Reorganization and other costs — Holdings(f)	13.0
Management compensation — Liquid Container(g)	0.6
Katrina–related fees — Liquid Container	0.3
Project startup costs — Holdings(h)	10.8
Project startup costs — Liquid Container(h)	1.4
Cost savings(i)	20.0

Covenant compliance EBITDA	$574.8

(a)	Pro forma amounts for the twelve months ended June 30, 2010, may not equal amounts calculated from the financial information included elsewhere herein due to rounding.
(b)	Excludes depreciation and amortization from discontinued operations, asset impairment charges and amortization of debt issuance fees, which is included in interest expense.
(c)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a partner of Holdings pursuant to the Fifth Amended and Restated Limited Partnership Agreement, the Sixth Amended and Restated Limited Partnership Agreement entered into in connection with the IPO and the Monitoring Agreement, which terminated in connection with the IPO.

(d)	Represents net loss on disposal of fixed assets, stock-based compensation expense and equity income from unconsolidated subsidiaries.
(e)	Represents costs related to the termination of the Monitoring Agreement, IPO bonus payments and other IPO-related costs.
(f)	Represents costs related to plant closures, employee severance and other costs defined in the senior secured credit agreement.
(g)	Represents compensation paid to Liquid Container’s Chairman of the Board who will be terminated upon consummation of the Transactions.
(h)	Represents costs associated with startups of manufacturing lines to produce new products.
(i)	Represents cost reductions we expect to receive from the Liquid Container Acquisition. The largest component of these expected savings is in the procurement of miscellaneous raw materials and packaging, energy and freight services and other overlapping services such as technology, telecommunications and human resources. We also expect to reduce costs through plant efficiencies by implementing our successful practices, such as energy audits, air compression audits, outside warehousing, leased equipment programs, line speed improvement and material handling practices, at Liquid Container’s facilities. In addition, we intend to eliminate duplicative corporate functions and other expenses. We expect it will take up to two years to achieve all of these efficiencies.

(5)	Working capital is defined as current assets, less cash and cash equivalents, minus current liabilities, less current maturities of long-term debt.

(6)	Senior secured net debt consists of indebtedness outstanding under our senior secured credit agreement (which excludes $15.3 million and $6.8 million of unamortized discounts related to the May 2009 modification of that agreement and the Term Loan D, respectively), capital lease obligations, amounts outstanding under foreign and other revolving credit facilities and other debt, less unrestricted cash and cash equivalents.

(7)	Total net debt is senior secured net debt (as described above) plus the existing senior notes (which excludes $3.1 million of unamortized discount), the existing senior subordinated notes and the senior unsecured debt.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based on the historical audited and unaudited consolidated financial statements of Holdings and of each of the Liquid Container Entities, including Liquid Container L.P. and its general partners, Liquid Container, Inc. (which includes the financial statements of Liquid Container L.P.), WCK-L Holdings, Inc. and CPG-L Holdings, Inc. as adjusted to illustrate the estimated pro forma effects of the Transactions, which include the following:

The Liquid Container Acquisition

The acquisition of the Liquid Container Entities for $568.0 million pursuant to the terms of a Stock and Unit Purchase Agreement dated August 9, 2010, including:

•	The issuance of $250.0 million aggregate principal amount of senior unsecured debt;

•	The repayment of $193.7 million outstanding under Liquid Container’s existing senior credit facilities and variable revenue bonds, including accrued interest;

•	$347.4 million of additional borrowings under the new Term Loan D;

•	The payment of an estimated $28.9 million in related transaction fees and expenses; and

•	The application of purchase accounting adjustments.

The Refinancing Transaction

The refinancing of our existing $563.1 million Term Loan B with borrowings under the new Term Loan D and existing cash, including the payment of an estimated $3.7 million in related transaction fees and expenses.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statement of operations give effect to the Transactions as if they had occurred on January 1, 2009. We derived the unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2010 by adding the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 to the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2010 and subtracting the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2009.

The unaudited pro forma condensed consolidated statements of operations do not give effect to certain one-time expenses and benefits we expect to incur in connection with the Transactions, such as (a) an approximate $5.0 million charge for the manufacturing profit added to inventories under acquisition accounting that will be expensed as the related inventory is sold, (b) a non-recurring charge totaling $4.5 million that will occur after the Transactions related to committed bridge financing that will be expensed when the senior unsecured debt is issued and such committed bridge financing is not used, (c) a non-recurring charge of approximately $6.6 million related to the portion of fees to professional advisors and other transaction-related costs that will not be capitalized as deferred financing costs, (d) an approximate $14.5 million loss on the extinguishment of our Term Loan B as a result of the Refinancing and (e) a one-time tax benefit of approximately $17.3 million related to the reduction of valuation allowance on Holdings’ historical deferred tax assets. In addition, the unaudited pro forma condensed consolidated statements of operations do not reflect the effects of any anticipated cost savings that may be realized and any related one-time costs to achieve those cost savings or any costs that may be incurred to integrate Liquid Container’s operations into ours.

Further, the accompanying unaudited pro forma condensed consolidated statements of operations information does not include adjustments related to two historical transactions involving our term loans. During

May 2009, we refinanced approximately $1.2 billion of term debt. Additionally, as part of GPC’s IPO on February 10, 2010, we repaid approximately $128.9 million of term debt. Interest expense, assuming these transactions occurred on January 1, 2009, would have increased in 2009 by approximately $8.9 million, and decreased for the six months ended June 30, 2010, by approximately $2.1 million.

In the unaudited pro forma condensed consolidated financial statements, the Liquid Container Acquisition is accounted for using the acquisition method of accounting in accordance with the Accounting Standards Codification (“ASC”) 805, “Business Combinations.” Under the acquisition method of accounting, the total purchase price for the Liquid Container Acquisition is allocated to the assets acquired and liabilities assumed based upon estimates of fair value at the acquisition date. The unaudited pro forma adjustments reflected herein are based upon preliminary available information and assumptions that we believe are reasonable under the circumstances and which are described in the accompanying notes. These preliminary estimates may change upon finalization of appraisals and valuation studies. Therefore, the final allocations may differ materially from the estimates used to prepare these pro forma consolidated financial statements which could result in a material change in the amount of depreciation of property, plant and equipment and amortization of identifiable intangible assets.

The unaudited pro forma condensed consolidated financial statements are for informational purposes only and do not purport to represent what our results of operations or financial condition actually would have been if the Transactions occurred on the dates indicated, nor do they purport to represent or project our results of operations for any future period or our financial condition as of any future date.

The Liquid Container Entities’ financial information included herein is derived from a combination of financial information of Liquid Container Inc. (reflecting the consolidation of Liquid Container), WCK-L Holdings, Inc. and CPG-L Holdings, Inc., each a general partner of Liquid Container. The pro forma combination of these entities, including the elimination of non-controlling interests and intercompany transactions between these entities and reclassifications to conform to Holdings’ presentation, is presented in “— Supplemental Pro Forma Information — The Liquid Container Entities” following the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2010

	Holdings	Liquid Container Entities(a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$136.1	$0.7	$0.5	(b)	$137.3	$(9.9	) (b)	$127.4
Accounts receivable, net	234.2	36.1	—		270.3	—		270.3
Inventories, net	188.5	30.6	5.0	(c)	224.1	—		224.1
Deferred income taxes	3.6	—	—		3.6	—		3.6
Prepaid expenses and other current assets	34.1	3.0	—		37.1	—		37.1

Total current assets	596.5	70.4	5.5		672.4	(9.9)		662.5

Property, plant and equipment, net	992.2	152.4	37.0	(c)	1,181.6	—		1,181.6
Intangible assets	41.2		156.5	(c)	197.7	—		197.7
Goodwill	435.1	19.4	194.1	(d)	648.6	—		648.6
Other non-current assets	32.0	0.6	17.2	(e)	49.8	(1.9	) (e)	47.9

Total assets	$2,097.0	$242.8	$410.3		$2,750.1	$(11.8)		$2,738.3

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current portion of long-term debt	$34.6	$8.7	$(5.6	) (f)	$37.7	$(0.9	) (f)	$36.8
Accounts payable	136.1	37.1	—		173.2	—		173.2
Accrued expenses and other current liabilities	172.7	13.7	(2.7	) (c)	183.7	(2.0	) (b)	181.7
Deferred revenue	24.9	—	—		24.9	—		24.9

Total current liabilities	368.3	59.5	(8.3)		419.5	(2.9)		416.6

Long-term debt	2,206.2	184.9	409.4	(f)	2,800.5	(3.3	) (f)	2,797.2
Deferred income taxes	17.6	3.3	(1.9	) (g)	19.0	—		19.0
Other non-current liabilities	91.7	—	—		91.7	—		91.7

Total partners’ capital (deficit)	(586.8)	(4.9)	11.1	(h)	(580.6)	(5.6	) (h)	(586.2)

Total liabilities and partner’s capital (deficit)	$2,097.0	$242.8	$410.3		$2,750.1	$(11.8)		$2,738.3

See accompanying notes to unaudited pro forma condensed consolidated balance sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	See “–– Supplemental Pro Forma Information –– The Liquid Container Entities” following the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations for pro forma information combining the historical financial statements of the Liquid Container Entities and applying certain pro forma adjustments and reclassifications, resulting in the combined historical Liquid Container Entities amounts presented herein.

(b)	The following table sets forth the estimated sources and uses of cash for the Transactions as if they had occurred on June 30, 2010 (in millions):

	Liquid Container Acquisition	Refinancing	Total
Sources:
Existing cash(1)	$(0.5)	$9.9	$9.4
New Term Loan D(2)	347.4	558.9	906.3
Senior unsecured debt	250.0	—	250.0

	$596.9	$568.8	$1,165.7

Uses:
Purchase of Liquid Container Entities(3)	$568.0	$—	$568.0
Repayment of our existing Term Loan B	—	563.1	563.1
Payment of accrued interest on our existing Term Loan B	—	2.0	2.0
Transaction costs	6.6	—	6.6
Bridge loan fees	4.5	—	4.5
Financing fees expensed (4)	—	2.7	2.7
Deferred financing fees	17.8	1.0	18.8

	$596.9	$568.8	$1,165.7

(1)	The assumed allocation of proceeds from the Term Loan D will result in approximately $0.5 million of excess cash available to the Company resulting from the Liquid Container Acquisition. The Company expects to utilize these amounts to fund, in part, the cash requirements for the Refinancing transaction resulting in an aggregate use of existing cash of $9.4 million, as shown above.

(2)	Upon the closing of the Liquid Container Acquisition, we will enter into a new $913.1 million aggregate principal amount Term Loan D under our existing senior secured credit agreement, maturing six years from the closing date of the Transactions. The table above assumes that the Term Loan D will be issued with a $6.8 million offering discount, which will be amortized and included as interest expense over the life of the term loan.

(3)	Represents the total consideration to be paid to holders of outstanding stock of the Liquid Container General Partners and holders of the limited partnership unit interests of Liquid Container, including certain amounts due at closing under Liquid Container’s performance unit plan and the repayment of $193.7 million of the Liquid Container Entities’ outstanding debt and accrued interest. This amount does not give effect to any net working capital adjustments that would have been made had the Liquid Container Acquisition closed on June 30, 2010. Such adjustments may increase or decrease our pro forma cash on hand.

(4)	We expect that the Refinancing will be treated, for financial reporting purposes, as an extinguishment of the current Term Loan B debt. As such, fees paid to the current creditors would be expensed and the fair value of the new Term Loan D debt (related to the Refinancing) recorded at fair value in the period in which this transaction occurs. At that time, we intend to complete our analysis of fees paid and differences resulting from the fair value of Term Loan D debt amounts, which may result in additional amounts being recognized within the statements of operations in the period the transaction occurs. For pro forma purposes, we have assumed that approximately $2.7 million of these fees would be paid to current creditors, and therefore would be expensed. This amount is included in the total loss on debt extinguishment – see note (h).

(c)	Represents the pro forma adjustments to reflect the Liquid Container Acquisition and preliminary allocation of the purchase price (in millions):

Liquid Container Acquisition
Liquid Container Entities’ purchase price	$568.0

Less: Repayment of Liquid Container debt	(193.6)
Less: Liquid Container accrued interest(1)	(0.1)
Less: Liquid Container performance unit plan liability(1)	(2.6)

Estimated equity purchase price	371.7

Negative book value (total partners’ deficit) of the Liquid Container Entities as of June 30, 2010	(4.9)
Less: Liquid Container historical goodwill	(19.4)
Less: Liquid Container historical deferred financing fees	(0.6)

Purchase price in excess of book value of net assets acquired	$396.6

The following sets forth the allocation of the purchase price in excess of the book value of the net assets acquired (in millions):
Inventory(2)	$5.0
Property, plant and equipment (estimated 10 year life)(3)	37.0
Intangible assets — amortizable (see below)(4)	156.5
Deferred tax liabilities (see below)(5)	(15.4)
Goodwill(6)	213.5

Total amount allocated	$396.6

(1)	Represents a current liability of the Liquid Container Entities to be repaid at closing. Total reduction of accrued expenses and other current liabilities represents the following (in millions):

Liquid Container Acquisition
Payment of Liquid Container accrued interest	$(0.1)
Payment of Liquid Container performance unit plan liability	(2.6)

$(2.7)

(2)	Adjustment to reflect the step-up of inventories to estimated fair value, which is determined as the selling price less cost to sell and a normal profit margin, based on management’s preliminary estimation. This estimated step-up is expected to be charged to cost of goods sold in the first quarter after closing as the acquired inventories are sold.
(3)	The pro forma balance sheet includes management’s preliminary fair value adjustments relating to property, plant and equipment based on management’s current knowledge of the Liquid Container Entities and the industry. Since the appraisal process for these assets is not expected to be completed until after the closing of the Transactions, the portion of the purchase price ultimately allocated to property, plant and equipment may be different from this estimate and such difference may be material.

(4)	Represents the adjustment to record the fair value of intangible assets based on management’s preliminary estimates as follows (dollars in millions):

	Liquid Container Acquisition	Estimated Useful Life
Description
Technology	$58.3	10 years
Customer relationships	89.9	14 years
Non-compete agreements	3.0	2 years
Trade names	5.3	3 years

Total preliminary fair value of intangible assets	156.5
Less historical intangible assets	—

Total adjustment to Intangible Assets	$156.5

The preliminary values listed above are based primarily on management’s current knowledge of the Liquid Container Entities, their products and customers and the industry and have been developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. Management expects that these estimates may change as more in-depth income contribution and valuation methods are applied once the Liquid Container Acquisition closes, and such differences may be material. Management believes the significant value assigned to technology and customer relationships is indicative of Liquid Container’s proprietary technologies and long-term relationships with its customers, which includes some of the world’s largest branded consumer products companies.

(5)	See note (g) below.
(6)	Remaining purchase price that has not been allocated reflects unidentifiable intangible assets acquired, or goodwill. This purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed at the date of closing. The purchase price allocation will remain preliminary until management determines these fair values and final transaction costs. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in the pro forma financial information. See note (d) below.

(d)	Represents the net increase in goodwill as follows (in millions):

Liquid Container Acquisition
Estimated goodwill applicable to the Liquid Container Acquisition (per note (b) above)	$213.5
Less: Liquid Container’s historical goodwill	(19.4)

$194.1

(e)	Represents the pro forma adjustment to deferred financing fees, as follows (in millions):

	Liquid Container Acquisition	Refinancing
Write-off of Liquid Container’s deferred financing fees	$(0.6)	$—
Write-off Holdings’ deferred financing fees	—	(2.9)
Capitalization of deferred financing fees related to the Transactions	17.8	1.0

	$17.2	$(1.9)

(f)	Represents the net adjustments to the current and long-term portion of debt, as follows (in millions):

	Liquid Container Acquisition	Refinancing
Current portion of debt being repaid	$(8.7)	$(5.8)
Current portion of new debt	3.1	4.9

Net reduction in current portion of debt	$(5.6)	$(0.9)

Long-term portion of debt being repaid	$(184.9)	$(557.3)
Long term portion of new debt	594.3	554.0

Net increase (decrease) in long-term portion of debt	$409.4	$(3.3)

(g)	Represents the adjustments to deferred tax assets and liabilities, including consideration of preliminary purchase price allocation and attributes acquired, as follows (in millions):

	Liquid Container Acquisition	Refinancing
Net deferred tax liabilities applicable to Liquid Container after the impact of purchase accounting(1)	$18.7	$—
Less: Liquid Container’s historical net deferred tax liabilities	(3.3)	—

Increase in deferred tax liabilities recorded at Liquid Container as a result of purchase accounting	15.4	—

Gross deferred tax asset recorded at Holdings	—	2.2
Decrease (increase) in valuation allowance	17.3	(2.2)

Deferred tax asset recognized by Holdings as a result of the Transactions(2)	17.3	—

Pro forma increase (decrease) in net deferred tax liabilities	$(1.9)	$—

(1)	Represents the estimated net deferred tax impact of preliminary purchase accounting adjustments at an assumed pro forma blended domestic tax rate of approximately 38%. Actual deferred tax assets and liabilities will be determined at the closing based on facts existing at the closing date of the Liquid Container Acquisition, and may differ materially from the amounts presented above depending on a number of factors, including amounts allocated to acquired assets, and further assessment of uncertain tax positions in accordance with ASC 740, Income Taxes.
(2)	Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, any pro forma tax provision adjustment would be offset by a corresponding movement in valuation allowance. As of June 30, 2010, approximately $17.3 million of Liquid Container’s deferred tax liabilities would be available to offset existing deferred tax assets of Holdings upon completion of the Liquid Container Acquisition. As a result, Holdings would reduce the valuation allowance by this amount, resulting in a one-time tax benefit in the period the acquisition is completed.

(h)	Represents the net adjustments to partners’ capital (deficit) as follows (in millions):

	Liquid Container Acquisition	Refinancing
Elimination of historical Liquid Container Entities’ deficit	$4.9	$—
Transaction expenses	(6.6)	—
Bridge loan fees	(4.5)	—
Deferred tax asset benefited at Holdings	17.3	—
Gain (loss) on Refinancing:
Financing fees	—	(2.7)
Write-off Holdings’ deferred financing costs	—	(2.9)
Write-off accumulated other comprehensive income applicable to interest rate swaps	—	(8.9)

	11.1	(14.5)

Accumulated other comprehensive income:
Write-off accumulated other comprehensive income applicable to interest rate swaps	—	8.9

	$11.1	$(5.6)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Holdings	Liquid Container Entities(a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
Statement of Operations Data:
Net sales	$2,271.0	$355.5	$—		$2,626.5	$—		$2,626.5
Cost of goods sold	1,866.6	286.0	9.5	(b)	2,162.1	—		2,162.1

Gross profit	404.4	69.5	(9.5)		464.4	—		464.4
Selling, general and administrative expenses	121.6	13.1	9.1	(c)	143.8	—		143.8
Asset impairment charges	41.8	—	—		41.8	—		41.8
Net loss on disposal of property, plant and equipment	6.5	—	—		6.5	—		6.5

Operating income	234.5	56.4	(18.6)		272.3	—		272.3
Interest expense	176.9	3.7	41.7	(d)	222.3	7.5	(f)	229.8
Interest income	(1.1)	—	—		(1.1)	—		(1.1)
Net loss on debt extinguishment	8.7	—	—		8.7	—		8.7
Other income, net	(1.6)	—	—		(1.6)	—		(1.6)

Income (loss) before income taxes	51.6	52.7	(60.3)		44.0	(7.5)		36.5
Income tax provision	21.3	2.5	(2.5	) (e)	21.3	—	(g)	21.3

Income (loss) from continuing operations	$30.3	$50.2	$(57.8)		$22.7	$(7.5)		$15.2

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

	Holdings	Liquid Container Entities(a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
Statement of Operations Data:
Net sales	$1,147.6	$174.9	$—		$1,322.5	$—		$1,322.5
Cost of goods sold	941.3	137.5	4.8	(b)	1,083.6	—		1,083.6

Gross profit	206.3	37.4	(4.8)		238.9	—		238.9
Selling, general and administrative expenses	57.4	6.1	4.6	(c)	68.1	—		68.1
Asset impairment charges	8.0	—	—		8.0	—		8.0
Net loss on disposal of property, plant and equipment	2.3	—	—		2.3	—		2.3

Operating income	138.6	31.3	(9.4)		160.5	—		160.5
Interest expense	76.9	2.1	20.3	(d)	99.3	4.1	(f)	103.4
Interest income	(0.5)	—	—		(0.5)	—		(0.5)
Net gain on debt extinguishment	(0.8)	—	—		(0.8)	—		(0.8)
Other income, net	(1.5)	—	—		(1.5)	—		(1.5)

Income (loss) before income taxes	64.5	29.2	(29.7)		64.0	(4.1)		59.9
Income tax provision	9.1	1.7	(1.7	) (e)	9.1	—	(g)	9.1

Income (loss) from continuing operations	$55.4	$27.5	$(28.0)		$54.9	$(4.1)		$50.8

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

	Holdings	Liquid Container Entities(a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
Statement of Operations Data:
Net sales	$1,238.4	$190.9	$—		$1,429.3	$—		$1,429.3
Cost of goods sold	1,015.5	162.2	4.8	(b)	1,182.5	—		1,182.5

Gross profit	222.9	28.7	(4.8)		246.8	—		246.8
Selling, general and administrative expenses	95.4	6.5	4.5	(c)	106.4	—		106.4
Asset impairment charges	2.8	—	—		2.8	—		2.8
Net loss on disposal of property, plant and equipment	1.0	—	—		1.0	—		1.0

Operating income (loss)	123.7	22.2	(9.3)		136.6	—		136.6
Interest expense	87.3	1.5	20.9	(d)	109.7	4.7	(f)	114.4
Interest income	(0.3)	—	—		(0.3)	—		(0.3)
Net loss on debt extinguishment	2.7	—	—		2.7	—		2.7
Other expense (income), net	3.2	(0.1)	—		3.1	—		3.1

Income (loss) before income taxes	30.8	20.8	(30.2)		21.4	(4.7)		16.7
Income tax provision	5.1	1.2	(1.2	) (e)	5.1	—	(g)	5.1

Income (loss) from continuing operations	$25.7	$19.6	$(29.0)		$16.3	$(4.7)		$11.6

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2010

	Holdings	Liquid Container Entities(a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
Statement of Operations Data:
Net sales	$2,361.9	$371.5	$—		$2,733.4	$—		$2,733.4
Cost of goods sold	1,940.8	310.7	9.5	(b)	2,261.0	—		2,261.0

Gross profit	421.1	60.8	(9.5)		472.4	—		472.4
Selling, general and administrative expenses	159.6	13.5	9.0	(c)	182.1	—		182.1
Asset impairment charges	36.6	—	—		36.6	—		36.6
Net loss on disposal of property, plant and equipment	5.2	—	—		5.2	—		5.2

Operating income (loss)	219.7	47.3	(18.5)		248.5	—		248.5
Interest expense	187.2	3.1	42.3	(d)	232.6	8.1	(f)	240.7
Interest income	(0.9)	—	—		(0.9)	—		(0.9)
Net loss on debt extinguishment	12.2	—	—		12.2	—		12.2
Other expense (income), net	3.2	(0.1)	—		3.1	—		3.1

Income (loss) before taxes	18.0	44.3	(60.8)		1.5	(8.1)		(6.6)
Income tax provision	17.4	2.0	(2.0	) (e)	17.4	—	(g)	17.4

Income (loss) from continuing operations	$0.6	$42.3	$(58.8)		$(15.9)	$(8.1)		$(24.0)

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The Liquid Container Acquisition

(a)	See “–– Supplemental Pro Forma Information –– The Liquid Container Entities” following the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations for pro forma information combining the historical financial statements of the Liquid Container Entities and applying certain pro forma adjustments and reclassifications resulting, in the combined historical Liquid Container Entities amounts presented herein.

(b)	Represents incremental depreciation and amortization applicable to purchase price allocation to tangible and identifiable intangible assets as follows (in millions):

	Year ended December 31, 2009	Six months ended June 30, 2009	Six months ended June 30, 2010	Twelve months ended June 30, 2010
Total increase in depreciation and amortization(1)	$19.2	$9.7	$9.7	$19.2
Less portion applicable to selling, general and administrative expenses(1)	(9.7)	(4.9)	(4.9)	(9.7)

Increase applicable to cost of goods sold(1)	$9.5	$4.8	$4.8	$9.5

(1)	The allocation of incremental depreciation and amortization expense is based on Holdings’ historical classification.

Assumed allocation of excess purchase price to fair value of property, plant and equipment and identifiable intangible assets (dollars in millions):

	Liquid Container Acquisition	Estimated Useful Life	Estimated Annual Utilization
Description
Property, plant and equipment	$37.0	10 years	$3.7
Technology	58.3	10 years	5.8
Customer relationships	89.9	14 years	6.4
Non-compete agreements	3.0	2 years	1.5
Trade names	5.3	3 years	1.8

			$19.2

The preliminary values listed above are based primarily on management’s current knowledge of the Liquid Container Entities, their products and customers and the industry, and have been developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. Management expects that these estimates may change as more in-depth income contribution and valuation methods are applied once the Liquid Container Acquisition closes, and such differences may be material. Management believes the significant value assigned to technology and customer relationships is indicative of Liquid Container’s proprietary technologies and long-term relationships with its customers, which includes some of the world’s largest branded consumer products companies.

(c)	Represents the net increase in selling, general and administrative expenses resulting from the following (in millions):

	Year ended December 31, 2009	Six months ended June 30, 2009	Six months ended June 30, 2010	Twelve months ended June 30, 2010
Adjustments to depreciation and amortization per note (b) above	$9.7	$4.9	$4.9	$9.7
Elimination of management fees paid by Liquid Container(1)	(0.6)	(0.3)	(0.4)	(0.7)

Net Increase in selling, general and administrative expenses	$9.1	$4.6	$4.5	$9.0

(1)	Represents management fees paid to certain of Liquid Container’s limited partners for consulting and advisory services as the underlying agreement will be terminated in connection with the Liquid Container Acquisition.

(d)	Represents the pro forma adjustments to interest expense applicable to the Liquid Container Acquisition using the applicable LIBOR rates as follows (in millions):

	Year ended December 31, 2009	Six months ended June 30, 2009	Six months ended June 30, 2010	Twelve months ended June 30, 2010
Borrowings under Term Loan D and senior unsecured debt(1)	$42.6	$21.1	$21.0	$42.5
Estimated incremental revolver borrowings(2)	0.1	—	0.1	0.2
Amortization of new deferred financing fees(3)	2.7	1.3	1.3	2.7

Total pro forma increase to interest expense	45.4	22.4	22.4	45.4
Less: Liquid Container’s historical interest expense, including amortization of deferred financing fees	$(3.7)	$(2.1)	$(1.5)	$(3.1)

Total pro forma increase to interest expense	$41.7	$20.3	$20.9	$42.3

(1)	Reflects pro forma interest expense based on $347.4 million of borrowings under the Term Loan D and $250.0 million of senior unsecured debt at an assumed blended rate of approximately 7.1%, including amortization of the related assumed $2.6 million discount at issuance on the Term Loan D borrowings. A 0.125% increase or decrease in the interest rate on the Term Loan D and the senior unsecured debt would increase or decrease our annual interest expense by $0.7 million.
(2)	Reflects pro forma interest expense on average assumed revolver borrowings in excess Liquid Container’s balance outstanding at June 30, 2010, at Holdings’ historical interest rates then in effect (approximately 3.2%) on its non-extending revolver and net of assumed reduction in revolver commitment fees.
(3)	Reflects the non-cash amortization of incremental deferred financing fees related to the Liquid Container Acquisition over the terms of the related facilities.

(e)	The pro forma statements of operations do not include adjustments to the income tax provision as Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, any pro forma tax provision adjustments would be offset by a corresponding movement in valuation allowance. The following table illustrates the pro forma activity that impacts the tax provision (in millions):

	Year ended December 31, 2009	Six months ended June 30, 2009	Six months ended June 30, 2010	Twelve months ended June 30, 2010
Decrease in the Liquid Container Entities’ net deferred tax liabilities(1)	$3.4	$1.7	$3.5	$5.2
Increase in valuation allowance	(3.4)	(1.7)	(3.5)	(5.2)
Less: Liquid Container Entities’ historical income tax provision(2)	(2.5)	(1.7)	(1.2)	(2.0)

Pro forma reduction in income tax provision	$(2.5)	$(1.7)	$(1.2)	$(2.0)

(1)	Adjustments reflect the estimated tax benefit that would have been recorded had Liquid Container been part of Holdings and subjected to domestic federal and state income taxes for all periods presented as a result of the acquisition, as well as the estimated income tax effects of total pro forma adjustments described above, using an assumed pro forma blended domestic rate of approximately 38.0%.
(2)	Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, the historical Liquid Container Entities’ tax provision recorded would be offset by a corresponding movement in Holdings’ valuation allowance.

The Refinancing

(f)	Represents the pro forma adjustments to interest expense applicable to the Refinancing, as follows (in millions):

	Year ended December 31, 2009	Six months ended June 30, 2009	Six months ended June 30, 2010	Twelve months ended June 30, 2010
Borrowings under Term Loan D(1)	$34.5	$17.1	$17.1	$34.5
Amortization of new deferred financing fees(2)	0.2	0.1	0.1	0.2
Less: historical interest expense applicable to $563.1 million Term Loan B being refinanced, including amortization of deferred financing fees and certain amounts from accumulated other comprehensive income	(27.2)	(13.1)	(12.5)	(26.6)

Total pro forma increase to interest expense	$7.5	$4.1	$4.7	$8.1

(1)	Reflects pro forma interest expense based on $558.9 million of borrowings under the Term Loan D at an assumed effective rate of approximately 6.2%, including amortization of the related assumed $4.2 million discount at issuance on the Term Loan D borrowings. A 0.125% increase or decrease in the interest rate on the incremental Term Loan D facility would increase or decrease our annual interest expense by $0.7 million.
(2)	Reflects the non-cash amortization of deferred financing fees related to the Refinancing over the term of the related facility.

(g)	The pro forma statements of operations do not include adjustments to the income tax provision as Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, any pro forma tax provision adjustments would be offset by a corresponding movement in valuation allowance. The following table illustrates the pro forma activity that impacts the tax provision (in millions):

	Year ended December 31, 2009	Six months ended June 30, 2009	Six months ended June 30, 2010	Twelve months ended June 30, 2010
Increase to deferred tax asset related to net operating loss carryforward(1)	$2.9	$1.6	$1.8	$3.1
Increase to valuation allowance	(2.9)	(1.6)	(1.8)	(3.1)

	$—	$—	$—	$—

(1)	Adjustments reflect the estimated tax benefit that would have been recorded at Holdings had the Refinancing occurred using an assumed pro forma blended domestic rate of approximately 38.0%.

Supplemental Pro Forma Information — The Liquid Container Entities

Introduction

This supplemental pro forma financial information has been provided to illustrate, on a pro forma basis, the combined historical activity, operations and balances of the Liquid Container Entities, comprised of Liquid Container and the Liquid Container General Partners, which are to be acquired by Holdings as part of the Liquid Container Acquisition described herein. The managing general partner, Liquid Container, Inc., has consolidated the operations of Liquid Container in its historical financial statements. As Holdings is acquiring 100% of the ownership interests in Liquid Container through the direct purchase of all limited partnership interests together with the purchase of all ownership interests in the three general partners, we have adjusted the combined financial statements of these entities to:

(a)	eliminate dividend income recorded by the non-managing general partners, WCK-L Holdings, Inc. and CPG-L Holdings, Inc., from Liquid Container,

(b)	eliminate Liquid Container, Inc.’s income attributable to non-controlling interests (such non-controlling interests represent the non-managing general partner interests and limited partnership interests in Liquid Container being acquired by Holdings),

(c)	reclassify the non-controlling interests in Liquid Container Inc.’s shareholders’ equity to controlling interests, as Holdings is acquiring 100% of the ownership interests in Liquid Container, and

(d)	adjust the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.

The following unaudited pro forma financial information is based on the historical audited and unaudited financial statements of the Liquid Container Entities.

These combined results are not indicative of future results.

Index

Unaudited Supplemental Pro Forma Balance Sheet of the Liquid Container Entities as of June 30, 2010	Schedule 1

Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities for the Year Ended December 31, 2009	Schedule 2

Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities for the Six Months Ended June 30, 2009	Schedule 3

Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities for the Six Months Ended June 30, 2010	Schedule 4

Supplemental Pro Forma Information — The Liquid Container Entities

Schedule 1 — Unaudited Supplemental Pro Forma Balance Sheet of the Liquid Container Entities

As of June 30, 2010

	Liquid Container, Inc.(1)	WCK-L Holdings, Inc.(1)	CPG-L Holdings, Inc.(1)	Eliminations(2)	Combined	Reclassifications(3)	Liquid Container Entities
ASSETS
Current assets
Cash	$592,643	$86,337	$36,367	$—	$715,347	$—	$715,347
Accounts receivable, less allowance of $76,882	36,058,097				36,058,097		36,058,097
Inventories	30,579,507				30,579,507		30,579,507
Other current assets	2,967,355				2,967,355		2,967,355

Total current assets	70,197,602	86,337	36,367	—	70,320,306	—	70,320,306

Property, plant and equipment
Land	2,026,000				2,026,000		2,026,000
Buildings and leasehold improvements	39,217,237				39,217,237		39,217,237
Machinery and equipment	276,691,049				276,691,049		276,691,049
Office furniture and fixtures	5,329,092				5,329,092		5,329,092
Deposits and construction in progress	—				—		—

Property, plant and equipment	323,263,378	—	—	—	323,263,378	—	323,263,378
Less Accumulated depreciation	170,826,950				170,826,950		170,826,950

Property, plant and equipment, net	152,436,428	—	—	—	152,436,428	—	152,436,428
Investment in LCLP					—
Deferred financing costs, net of accumulated amortization of $2,582,661	555,858				555,858		555,858
Goodwill	19,442,011				19,442,011		19,442,011

Total assets	$242,631,899	$86,337	$36,367	$—	$242,754,603	$—	$242,754,603

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities
Accounts payable	$37,029,580	$—	$—	$—	$37,029,580	$—	$37,029,580
Current maturities of long-term debt	8,692,580				8,692,580		8,692,580
Accrued expenses and other current liabilities					—	13,681,195	13,681,195
Salaries and wages	4,125,553				4,125,553	(4,125,553)	—
Vacation pay	3,330,171				3,330,171	(3,330,171)	—
Fringe benefits	1,897,245				1,897,245	(1,897,245)	—
Real estate taxes	1,118,676				1,118,676	(1,118,676)	—
Profit sharing	1,056,315				1,056,315	(1,056,315)	—
Interest	114,962				114,962	(114,962)	—
Tax distributions	1,000,000				1,000,000	(1,000,000)	—
Other	1,034,092	2,672	1,509		1,038,273	(1,038,273)	—

Total current liabilities	59,399,174	2,672	1,509	—	59,403,355	—	59,403,355
Long term debt	184,904,927				184,904,927		184,904,927
Deferred income taxes	3,319,121				3,319,121		3,319,121

Total Liabilities	247,623,222	2,672	1,509	—	247,627,403	—	247,627,403

Shareholders’/partners’ equity (deficit)
Common stock	2	1	1		4		4
Additional paid-in capital	144,198	83,664	34,857		262,719		262,719
Retained earnings	(18,248,801)			13,113,278	(5,135,523)		(5,135,523)
Non-controlling interests	13,113,278			(13,113,278)	—		—

Total shareholders’/partners’ equity/(deficit)	(4,991,323)	83,665	34,858	—	(4,872,800)	—	(4,872,800)

Total liabilities and shareholders’/partners’ equity	$242,631,899	$86,337	$36,367	$—	$242,754,603	$—	$242,754,603

Notes:

(1)	Agrees to Liquid Container, Inc., WCK-L Holdings, Inc., and CPG-L Holdings, Inc. unaudited financial statements, respectively.
(2)	Represents elimination of Liquid Container, Inc.’s non-controlling interest in Liquid Container since Holdings is acquiring 100% of the ownership interests in Liquid Container in connection with the Liquid Container Acquisition.
(3)	These adjustments reflect changes in the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.

Supplemental Pro Forma Information — The Liquid Container Entities

Schedule 2 — Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities

Year Ended December 31, 2009

	Liquid Container, Inc.(1)	WCK-L Holdings, Inc.(1)	CPG-L Holdings, Inc.(1)	Eliminations(2)	Combined	Reclassifications(3)	Liquid Container Entities
Net sales	$355,512,366	$—	$—	$—	$355,512,366	$—	$355,512,366
Dividend income		312,285	186,948	(499,233)	—		—
Interest income		17,049	395		17,444	(17,444)	—
Realized loss on marketable securities		(575)			(575)	575	—
Cost of goods sold	286,031,749				286,031,749		286,031,749

Gross profit	69,480,617	328,759	187,343	(499,233)	69,497,486	(16,869)	69,480,617
Selling and administrative expenses	12,780,708				12,780,708	301,368	13,082,076
Loss/(gain) on disposal of property, plant and equipment					—	35,547	35,547
Bank fees			349		349	(349)	—
Operating expenses		7,594	1,104		8,698	(8,698)	—
Other					—		—

Operating Income	56,699,909	321,165	185,890	(499,233)	56,707,731	(344,737)	56,362,994
Interest expense, net of interest income	3,264,141				3,264,141	(3,264,141)	—
Interest expense					—	3,684,247	3,684,247
Interest income					—	(27,690)	(27,690)
Loss/(gain) on disposal of fixed assets	35,547				35,547	(35,547)	—
Other	741,288				741,288	(701,606)	39,682

Income (loss) before taxes	52,658,933	321,165	185,890	(499,233)	52,666,755	—	52,666,755
Income tax provision	2,411,852	14,092	5,578		2,431,522	—	2,431,522

Net income	50,247,081	307,073	180,312	(499,233)	50,235,233	—	50,235,233
Less: Net income attributable to non-controlling interests	(49,682,487)	—	—	49,682,487	—	—	—

Net income attributable to Liquid Container Inc.	$564,594	$307,073	$180,312	$49,183,254	$50,235,233	$—	$50,235,233

(1)	Agrees to Liquid Container, Inc., WCK-L Holdings, Inc., and CPG-L Holdings, Inc. audited financial statements, respectively.
(2)	Represents (a) elimination of dividend income from Liquid Container since amounts will be eliminated in consolidation subsequent to the Acquisition and (b) elimination of income attributable to non-controlling interests since Holdings is acquiring 100% of the ownership interests in Liquid Container in connection with the Liquid Container Acquisition.
(3)	These adjustments reflect changes in the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.

Supplemental Pro Forma Information — The Liquid Container Entities

Schedule 3 — Unaudited Supplemental Pro Forma Statement of Income of Liquid Container Entities

Six Months Ended June 30, 2009

	Liquid Container, Inc.(1)	WCK-L Holdings, Inc.(1)	CPG-L Holdings, Inc.(1)	Eliminations(2)	Combined	Reclassifications(3)	Liquid Container Entities
Net sales	$174,861,935	$—	$—	$—	$174,861,935	$—	$174,861,935
Dividend income		253,581	151,726	(405,307)	—		—
Interest income		15,263	383	—	15,646	(15,646)	—
Realized loss on marketable securities		(574)		—	(574)	574	—
Cost of goods sold	137,465,407				137,465,407		137,465,407

Gross profit	37,396,528	268,270	152,109	(405,307)	37,411,600	(15,072)	37,396,528
Selling and Administrative expenses	5,987,704				5,987,704	136,240	6,123,944
Loss/(gain) on disposal of property, plant and equipment					—		—
Bank fees			163		163	(163)	—
Operating expenses		790			790	(790)	—
Other			1,004		1,004	(1,004)	—

Operating Income	31,408,824	267,480	150,942	(405,307)	31,421,939	(149,355)	31,272,584
Interest expense, net of interest income	1,925,118				1,925,118	(1,925,118)	—
Interest expense					—	2,139,800	2,139,800
Interest income					—	(25,398)	(25,398)
Loss/(gain) on disposal of fixed assets					—		—
Other	337,570				337,570	(338,639)	(1,069)

Income (loss) before taxes	29,146,136	267,480	150,942	(405,307)	29,159,251	—	29,159,251
Income tax provision	1,645,248	10,498	1,700		1,657,446	—	1,657,446

Net income	27,500,888	256,982	149,242	(405,307)	27,501,805	—	27,501,805
Less: Net income attributable to non-controlling interests	(27,189,235)	—	—	27,189,235	—	—	—

Net income attributable to Liquid Container Inc.	$311,653	$256,982	$149,242	$26,783,928	$27,501,805	$—	$27,501,805

Notes:

(1)	Agrees to Liquid Container, Inc., WCK-L Holdings, Inc., and CPG-L Holdings, Inc. unaudited financial statements, respectively.
(2)	Represents (a) elimination of dividend income from Liquid Container since amounts will be eliminated in consolidation subsequent to the Liquid Container Acquisition and (b) elimination of income attributable to non-controlling interests since Holdings is acquiring 100% of the ownership interests in the Liquid Container Entities in connection with the Liquid Container Acquisition.
(3)	These adjustments reflect changes in the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.

Supplemental Pro Forma Information — The Liquid Container Entities

Schedule 4 — Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities

Six Months Ended June 30, 2010

	Liquid Container, Inc.(1)	WCK-L Holdings Inc.(1)	CPG-L Holdings, Inc.(1)	Eliminations(2)	Combined	Reclassifications(3)	Liquid Container Entities
Net sales	$190,851,618	$—	$—	$—	$190,851,618	$—	$190,851,618
Dividend income		315,939	188,786	(504,725)	—		—
Interest income		320	4		324	(324)	—
Realized loss on marketable securities		—			—		—
Cost of goods sold	162,184,670				162,184,670		162,184,670

Gross profit	28,666,948	316,259	188,790	(504,725)	28,667,272	(324)	28,666,948
Selling and Administrative expenses	6,239,457				6,239,457	238,783	6,478,240
Loss/(gain) on disposal of property, plant and equipment					—	(30,000)	(30,000)
Bank fees			190		190	(190)	—
Operating expenses		792			792	(792)	—
Other					—		—

Operating Income	22,427,491	315,467	188,600	(504,725)	22,426,833	(208,125)	22,218,708
Interest expense, net of interest income	1,300,714				1,300,714	(1,300,714)	—
Interest expense					—	1,530,747	1,530,747
Interest income					—	(25,421)	(25,421)
Loss/(gain) on disposal of fixed assets	(30,000)				(30,000)	30,000	—
Other	404,733				404,733	(442,737)	(38,004)

Income (loss) before taxes	20,752,044	315,467	188,600	(504,725)	20,751,386	—	20,751,386
Income tax provision	1,161,771	8,785	4,377		1,174,933	—	1,174,933

Net income	19,590,273	306,682	184,223	(504,725)	19,576,453	—	19,576,453
Less: Net income attributable to non-controlling interests	(19,377,826)	—	—	19,377,826	—	—	—

Net income attributable to Liquid Container Inc.	$212,447	$306,682	$184,223	$18,873,101	$19,576,453	$—	$19,576,453

Notes:

(1)	Agrees to Liquid Container, Inc., WCK-L Holdings, Inc., and CPG-L Holdings, Inc. unaudited financial statements, respectively.
(2)	Represents (a) elimination of dividend income from Liquid Container since amounts will be eliminated in consolidation subsequent to the Liquid Container Acquisition and (b) elimination of income attributable to non-controlling interests since Holdings is acquiring 100% of the ownership interests in Liquid Container in connection with the Liquid Container Acquisition.
(3)	These adjustments reflect changes in the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.